SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 4, 2005

                                    MBIA INC.
             (Exact name of registrant as specified in its charter)

         Connecticut                     1-9583                 06-1185706
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

            113 King Street,
            Armonk, New York                                 10504
(Address of principal executive offices)                   (Zip Code)

               Registrant's telephone number, including area code:
                                  914-273-4545

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The following information, including the Exhibit to this Form 8-K, is being furnished pursuant to Item 2.02 - Results of Operations and Financial Condition of Form 8-K.

On November 8, 2005, MBIA Inc. ("MBIA" or the "Company") issued a press release announcing its results of operations for the quarter ended September 30, 2005. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference to this Item 2.02 as if fully set forth herein.

Item 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS
           OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

     (a) On November 8, 2005, the Company announced that it is restating its financial statements for 1998 and thereafter in connection with potential settlements of investigations by the Securities Exchange Commission, the New York Attorney General's Office and the New York State Insurance Department (the "Regulatory Agencies") regarding agreements entered into by its subsidiary, MBIA Insurance Corporation, in 1998 with AXA Re Finance S.A. ("AXA Re"), Muenchener Rueckversicherungs-Gesellshaft ("Munich Re") and Converium Re (previously known as Zurich Reinsurance North America). The restatement will correct and restate the Company's accounting for the agreements it entered into with Munich Re and AXA Re. As a result, the Company will account for these agreements as deposits because they did not satisfy the risk transfer requirements for reinsurance accounting under SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and under Regulation 108 of the New York State Insurance Department. Accordingly, the financial statements referred to in this paragraph should no longer be relied upon.

As a result of this restatement, MBIA's financial results for 1998 will reflect an additional pre-tax charge in the third quarter of $100 million, which is related to the $170 million incurred loss on the MBIA-insured AHERF bonds. The estimated reduction of after-tax net income for 1998 related to the restatement will be approximately $69 million, resulting in net income for 1998 of approximately $317 million, or $2.11 per share, down 18% from $386 million, or $2.57 per share, as previously reported. In addition, as a result of the restatement, MBIA estimates that its earnings will be reduced by approximately $4 million (or 3 cents per share) in 1999 and increased by approximately: $0.3 million (or 0 cents per share) in 2000; $2 million (or 1 cent per share) in 2001; $5 million (or 3 cents per share) in 2002; $15 million (or 10 cents per share) in 2003; $30 million (or 21 cents per share) in 2004; and $5 million (or 3 cents per share) for the first nine months of 2005. As announced on March 8, 2005, the Company has already restated its financial statements with respect to its agreements with Converium Re.

The quota share agreements with Munich Re, which were entered into in connection with the Munich Re excess-of-loss agreement, remain in effect and obligate Munich Re to reimburse MBIA on a quota share basis for any losses incurred on approximately $11.8 billion of debt service ceded. As previously reported, MBIA's quota share agreements with AXA Re, which were entered into in connection with the AXA Re excess-of-loss agreement, were commuted in the fourth quarter of 2004.

To date, no settlements have been approved by the regulatory agencies. Any settlements may have additional or different terms.

In addition, MBIA is restating results from 2001 to 2005 for derivative transactions that do not technically comply with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", even though those transactions were highly effective from an economic standpoint. The effect of the restatement is an increase to net income of $14.7 million for the first nine months and $19.7 million for the third quarter. The cumulative effect of these changes, from 2001 through September 2005, is a non-cash earnings increase of $6.8 million. Although the cumulative effect of $6.8 million is not material, since the Company is restating its financial results for the Munich Re and AXA Re reinsurance agreements, it will restate each quarter and year affected by the prior method of accounting.

The Company reached its conclusion regarding the non-reliance on November 4, 2005. The Chair of the Audit Committee of the Company's Board of Directors, as well as authorized officers of the Company, have discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02(a) with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm.


Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

99.1   Press Release issued by MBIA Inc. dated November 8, 2005.

This information is not deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act registration statements.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MBIA INC.



                                            By:    /s/ Ram D. Wertheim
                                               ---------------------------------
                                                Ram D. Wertheim
                                                General Counsel

Date: November 8, 2005


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                   EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
                             Dated November 8, 2005


Exhibit 99.1       Press Release issued by MBIA Inc. dated November 8, 2005.